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                                                                    Exhibit 99.3

NEWS RELEASE                                              CONTACTS: 408/995-5115
                                        Media Relations: Katherine Potter, X1168
                                         Investor Relations: Rick Barraza, X1125




          CALPINE ANNOUNCES SALE OF CONVERTIBLE SENIOR NOTES DUE 2006

         PROCEEDS TO RETIRE ZERO-COUPON CONVERTIBLE DEBENTURES DUE 2021



     SAN JOSE, Calif., December 19, 2001 - Calpine Corporation [NYSE: CPN] announced today that it has sold $1 billion of 4% convertible senior notes due 2006 in a private placement under Rule 144A. These securities will be convertible into shares of Calpine common stock at a price of $18.07, which represents a 23% conversion premium on the December 19, 2001 New York Stock Exchange closing price of $14.69 per Calpine common share. In addition, the company has granted the initial purchaser an option to purchase an additional $200 million of the convertible senior notes.


     Proceeds from the offering will be used to retire the company's zero-coupon convertible debentures due 2021, either in open-market purchases, negotiated transactions or upon exercise by holders of a put option in April 2002, and for general corporate purposes.

     The convertible senior notes have not been registered under the Securities Act of 1933 and may not be offered in the United States absent registration or an applicable exemption from registration requirements.


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